Exhibit 99.1

Date: May 12, 2010	Media Contact: Michael Kinney
732-938-1031 mkinney@njresources.com
Investor Contact: Dennis Puma 732-938-1229 dpuma@njresources.com

NEW JERSEY RESOURCES TO WEBCAST PRESENTATION
FROM AMERICAN GAS ASSOCIATION FINANCIAL FORUM

WALL, N.J. – New Jersey Resources (NYSE: NJR) will provide a live webcast from the American Gas Association Financial Forum. Interested investors can listen to a presentation by Laurence M. Downes, chairman and chief executive officer, on Tuesday, May 18 at 9 a.m. ET.

A few minutes prior to the webcast, go to www.njresources.com and select “Investor Relations,” then click just below the microphone under the heading “Latest Webcast” on the Investor Relations home page.

New Jersey Resources, a Fortune 1000 company, provides reliable energy and natural gas services including transportation, distribution, and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With over $2.5 billion in annual revenues, NJR safely and reliably operates and maintains 6,700 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of nearly 2.3 Bcf/day of transportation capacity and more than 50 Bcf of storage capacity; and provides appliance installation, repair and contract service to approximately 144,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njliving.com.

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